UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                                (Amendment No. 2)

                  Under the Securities and Exchange Act of 1934

                          POLO RALPH LAUREN CORPORATION

                                (Name of Issuer)

                 CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE

                         (Title of Class of Securities)

                                   731572 10 3

                                 (CUSIP Number)

                                DECEMBER 16, 2002

             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 731572 10 3                SC 13G                    PAGE 2 OF 8 PAGES
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    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

            Ralph Lauren
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) [_]
                                                                  (b) [_]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER
                                 30,743,288 (representing 29,493,288 shares of
     NUMBER OF                   Class B Common Stock, par value $.01 per share,
                                 immediately convertible into an equal number of
      SHARES                     shares of Class A Common Stock, and options
                                 representing the right to acquire 1,250,000
   BENEFICIALLY                  shares of Class A Common Stock at a weighted
                                 average price of $23.51158 per share)
      OWNED               ------------------------------------------------------
                          6      SHARED VOTING POWER
     BY EACH                     13,786,733 (representing 13,786,733 shares of
                                 Class B Common Stock, par value $.01 per share,
    REPORTING                    immediately convertible into an equal number of
                                 shares of Class A Common Stock)
     PERSON               ------------------------------------------------------
                          7      SOLE DISPOSITIVE POWER
      WITH                       30,743,288 (representing 29,493,288 shares of
                                 Class B Common Stock, par value $.01 per share,
                                 immediately convertible into an equal number of
                                 shares of Class A Common Stock, and options
                                 representing the right to acquire 1,250,000
                                 shares of Class A Common Stock at a weighted
                                 average price of $23.51158 per share)
                          ------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER
                                 13,786,733 (representing 13,786,733 shares of
                                 Class B Common Stock, par value $.01 per share,
                                 immediately convertible into an equal number of
                                 shares of Class A Common Stock)
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            44,530,021 (representing 43,280,021 shares of Class B Common Stock, par value $.01 per share, immediately convertible into an equal number of shares of Class A Common Stock, and options representing the right to acquire 1,250,000 shares of Class A Common Stock at a weighted average price of $23.51158 per share)
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            49.7%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON
            IN
--------------------------------------------------------------------------------

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CUSIP NO. 731572 10 3                SC 13G                    PAGE 3 OF 8 PAGES
--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

            RL Holding, L.P.
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) [_]
                                                                  (b) [_]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER
     NUMBER OF                   0

      SHARES              ------------------------------------------------------
                          6      SHARED VOTING POWER
   BENEFICIALLY                  12,217,571 (representing 12,217,571 shares of
                                 Class B Common Stock, par value $.01 per share,
      OWNED                      immediately convertible into an equal number of
                                 shares of Class A Common Stock)
     BY EACH              ------------------------------------------------------
                          7      SOLE DISPOSITIVE POWER
    REPORTING                    0

     PERSON               ------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER
      WITH                       12,217,571 (representing 12,217,571 shares of
                                 Class B Common Stock, par value $.01 per share,
                                 immediately convertible into an equal number of
                                 shares of Class A Common Stock)
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            12,217,571 (representing 12,217,571 shares of Class B Common Stock, par value $.01 per share, immediately convertible into an equal number of shares of Class A Common Stock)
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            13.6%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON
            PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 731572 10 3                SC 13G                    PAGE 4 OF 8 PAGES
--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

            RL Holding Group, Inc.
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) [_]
                                                                  (b) [_]
--------------------------------------------------------------------------------
    3       SEC USE ONLY
--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER
     NUMBER OF                   0

      SHARES              ------------------------------------------------------
                          6      SHARED VOTING POWER
   BENEFICIALLY                  12,217,571 (representing 12,217,571 shares of
                                 Class B Common Stock, par value $.01 per share,
      OWNED                      immediately convertible into an equal number of
                                 shares of Class A Common Stock)
     BY EACH              ------------------------------------------------------
                          7      SOLE DISPOSITIVE POWER
    REPORTING                    0

     PERSON               ------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER
      WITH                       12,217,571 (representing 12,217,571 shares of
                                 Class B Common Stock, par value $.01 per share,
                                 immediately convertible into an equal number of
                                 shares of Class A Common Stock)
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            12,217,571(representing 12,217,571 shares of Class B Common Stock, par value $.01 per share, immediately convertible into an equal number of shares of Class A Common Stock)
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            13.6%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON
            CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 731572 10 3                SC 13G                    PAGE 5 OF 8 PAGES
--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

            RL Family, L.P.
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) [_]
                                                                  (b) [_]
--------------------------------------------------------------------------------
    3       SEC USE ONLY
--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER
     NUMBER OF                   0

      SHARES              ------------------------------------------------------
                          6      SHARED VOTING POWER
   BENEFICIALLY                  1,557,503 (representing 1,557,503 shares of
                                 Class B Common Stock, par value $.01 per share,
      OWNED                      immediately convertible into an equal number of
                                 shares of Class A Common Stock)
     BY EACH              ------------------------------------------------------
                          7      SOLE DISPOSITIVE POWER
    REPORTING                    0

     PERSON               ------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER
      WITH                       1,557,503 (representing 1,557,503 shares of
                                 Class B Common Stock, par value $.01 per share,
                                 immediately convertible into an equal number of
                                 shares of Class A Common Stock)
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,557,503 (representing 1,557,503 shares of Class B Common Stock, par value $.01 per share, immediately convertible into an equal number of shares of Class A Common Stock)
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            1.7%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON
                     PN
--------------------------------------------------------------------------------

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CUSIP NO. 731572 10 3                SC 13G                    PAGE 6 OF 8 PAGES
--------------------------------------------------------------------------------


ITEM 1
------

         (A)      NAME OF ISSUER

                           Polo Ralph Lauren Corporation

         (B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                           650 Madison Avenue
                           New York, New York 10022


ITEM 2
------

         (A)      NAME OF PERSON FILING

                           (i)     Ralph Lauren
                           (ii)    RL Holding, L.P.
                           (iii)   RL Holding Group, Inc.
                           (iv)    RL Family, L.P.

         (B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                           c/o Polo Ralph Lauren Corporation
                           650 Madison Avenue
                           New York, New York 10022

         (C)      CITIZENSHIP

                           (i)     Ralph Lauren  -- United States of America
                           (ii)    RL Holding, L.P. -- Delaware
                           (iii)   RL Holding Group, Inc. -- Delaware
                           (iv)    RL Family, L.P. -- Delaware

         (D)      TITLE OF CLASS OF SECURITIES

                           Class A Common Stock, par value $.01 per share

         (E)      CUSIP NUMBER

                           731572 10 3

ITEM 3            IF THIS STATEMENT IS FILED PURSUANT TOSS.SS.240.13D-1(B) OR
------            240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a)      [_]   Broker or Dealer registered under Section 15 of
                                 the Act (15 U.S.C. 78o)

                  (b)      [_]   Bank as defined in section 3(a)(6) of the Act
                                 (15 U.S.C. 78c)
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CUSIP NO. 731572 10 3                SC 13G                    PAGE 7 OF 8 PAGES
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                  (c)      [_]   Insurance Company as defined in section
                                 3(a)(19) of the Act (15 U.S.C. 78c)

                  (d)      [_]   Investment Company registered under section 8
                                 of the Investment Company Act of 1940 (15
                                 U.S.C. 80a-8)

                  (e)      [_]   Investment adviser in accordance with ss.
                                 240.13d-1(b)(1)(ii)(E)

                  (f)      [_]   An employee benefit plan or endowment fund in
                                 accordance with ss. 240.13d-1(b)(1)(ii)(F)

                  (g)      [_]   A parent holding company or control person in
                                 accordance with ss. 240.13d-1(b)(ii)(G)

                  (h)      [_]   A savings association as defined in Section
                                 3(b) of the Federal Deposit Insurance Act (12
                                 U.S.C. 1813)

                  (i)      [_]   A church plan that is excluded from the
                                 definition of an investment company under
                                 section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

                  (j)      [_]   Group, in accordance with ss.
                                 240.13d-1(b)(1)(ii)(H)


ITEM 4            OWNERSHIP
------

                  See responses to Items 5, 6, 7, 8, 9, and 11 of Cover Pages.


ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
------
                  IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [ ].


ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
------            PERSON

                  Not applicable


ITEM 7            IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
------ ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

                  Not applicable


ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
------
                  Not applicable


ITEM 9            NOTICE OF DISSOLUTION OF GROUP
------
                  Not applicable


ITEM 10           CERTIFICATIONS
------
                  Not applicable


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CUSIP NO. 731572 10 3                SC 13G                    PAGE 8 OF 8 PAGES
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                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 12, 2003




                                      /s/ Ralph Lauren
                                      ------------------------------------------
                                      RALPH LAUREN



                                      RL HOLDING, L.P.

                                      By: RL Holding Group, Inc.,
                                          its General Partner


                                          By: /s/ Ralph Lauren
                                              ----------------------------------
                                              Name: Ralph Lauren
                                              Title: Chairman



                                      RL HOLDING GROUP, INC.


                                      By: /s/ Ralph Lauren
                                          --------------------------------------
                                          Name: Ralph Lauren
                                          Title: Chairman



                                      RL FAMILY, L.P.


                                      By: /s/ Ralph Lauren
                                          --------------------------------------
                                          Name: Ralph Lauren
                                          Title: General Partner